[NNN 2003 Value Fund, LLC letterhead]

April 22, 2010

RE: NNN 2003 Value Fund, LLC 2009 Annual Report

Dear NNN 2003 Value Fund Investor:

Enclosed please find a copy of NNN 2003 Value Fund, LLC’s (“the Fund”) Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the U.S. Securities and Exchange Commission on March 31, 2010. We encourage you to read the Form 10-K, which includes detailed business, financial and property information regarding the Fund.

On July 17, 2009, the Fund sold the 901 Civic Center property for $11.3 million, of which we owned 96.9%. This property was the only asset in the Fund’s portfolio subject to recourse debt and the sale relieved the Fund of any recourse debt exposure. As further disclosed in the enclosed 2009 Annual Report, on January 25, 2010, the Chase Tower property, of which we owned 14.8%, was sold for $73.9 million. The sales of these two properties generated a total of $2.5 million in proceeds to the Fund, allowing us to distribute $1.0 million to investors earlier this year. Grubb & Ellis Realty Investors, LLC, our manager, waived the disposition fees that it was contractually eligible to receive upon the sales of these properties, thereby maximizing proceeds to investors.

As of December 31, 2009, the Fund owned four consolidated office properties, with one property each located in Colorado, Missouri, North Carolina and Texas, aggregating a gross leaseable area, or GLA, of approximately 738,000 square feet. We also owned interests in three unconsolidated office properties located in California and Texas, with an aggregate GLA of approximately 1,152,000 square feet (including the Chase Tower property).

The following mortgage loan summary is updated from my letter of February 5, 2010:

The ongoing national economic challenges continue to dramatically affect the performance of commercial real estate, and this is evidenced in the performance of the Fund. We continue to face significant challenges in our portfolio and expect to surrender at least two of our properties to their respective lenders in the coming months. We expect the Executive Center I property to be transferred to its lender via a deed-in-lieu of foreclosure and expect the Tiffany Square property to be sold to an affiliate of the lender for an amount equal to the outstanding principal balance, plus accrued interest and other amounts due under the loan documents.

We continue to manage our properties to maximize cash flow and remain committed to doing all that we can to guide NNN 2003 Value Fund through this period and to provide the best possible outcomes for our investors. However, without a dramatic improvement in the commercial real estate market, which is not anticipated for the foreseeable future, we expect that our ability to pay any further distributions to investors will be limited.

Should you have any questions or require additional information, please feel free to contact me at (714) 667-8252.

Sincerely,

Kent Peters
Chief Executive Officer

This investment update contains certain forward-looking statements (under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) with respect to predictions regarding potential property dispositions, future distributions and statements regarding the timing of such events. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: uncertainties relating to our operations; uncertainties relating to the real estate industry and debt markets; uncertainties relating to the disposition of properties; and other risk factors as outlined in the company’s public periodic reports as filed with the U.S. Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.